Exhibit 99.1

FOR IMMEDIATE RELEASE

Pure Biofuels Adjourns Special Meeting to August 24, 2007

LOS ANGELES & LIMA, Peru — August 13, 2007 — Pure Biofuels Corp. (OTCBB: PBOF) (“Pure Biofuels”) today announced that it convened its special meeting of stockholders on Friday, August 10, 2007 at 10:00 a.m. (Eastern Time) and then immediately adjourned the meeting, with no vote being taken on any matter, until Friday, August 24, 2007 at 10:00 a.m. (Eastern Time).

The location for the August 24, 2007 meeting is Canaval y Moreyra 380, Ofic. 402, Edificio Torre Siglo XXI, San Isidro, Lima, Peru. Pure Biofuels stockholders of record as of June 25, 2007 are eligible to vote on the proposed amendment of the Articles of Incorporation of the company to increase the number of authorized shares of common stock from 93,750,000 to 250,000,000 and to authorize 1,000,000 shares of preferred stock, par value $0.001, and to amend and restate the company’s 2006 Stock Option and Award Plan to, among other things, increase the number of shares authorized under the plan from 18,000,000 to 21,000,000 and expand the types of awards that may be granted under the plan, that will be considered at the August 24, 2007 special meeting.

Pure Biofuels stockholders are encouraged to read the definitive Proxy Statement for complete details regarding the foregoing proposals for the special meeting. Pure Biofuels’ stockholders and other interested parties may obtain, without charge, a copy of the Proxy Statement filed with the SEC from the SEC’s website at http://www.sec.gov. Pure Biofuels’ stockholders and other interested parties may also obtain, without charge, a copy of the Proxy Statement by directing such request to Pure Biofuels Corp., 9440 Little Santa, Monica Blvd., Suite 401, Beverly Hills, CA 90210. Phone 310-402-5916.

About Pure Biofuels Corporation

Pure Biofuels is committed to becoming a leader in Latin America's rapidly emerging biofuels industry. Pure Biofuels' flagship project, the Callao Port biodiesel refinery near Lima, Peru, is scheduled to commence production during the first quarter of 2008. The Callao Port refinery will process biodiesel from crude palm oil feedstock. Pure Biofuels has secured memorandums of understanding with local fuel distributors for all of Callao Port's annual biodiesel production. The company believes Peru's economic growth and expansion, which includes a more than doubling of foreign direct investment in the country to $3.5 billion in 2006, adds to Peru’s promise as an attractive geography for alternative fuel production and development. For more information about Pure Biofuels, please visit: http://www.purebiofuels.com/home.html

About Biodiesel

Biodiesel is a clean and renewable energy source derived from vegetable oil that can be used in unmodified diesel engines. Biodiesel improves overall engine performance, is 100% compatible with existing diesel vehicles and infrastructure, and has proven reliable in over 50 million miles of road testing. Biodiesel significantly reduces harmful exhaust emissions, which contribute to global warming; is non-toxic at any level; and is the first and only fuel to have passed the Clean Air Act. The United Nations expects biofuels to account for a full 25% of world energy needs by 2025.

Contact:

Pure Biofuels Corporate Communications
Sean Mahoney (Media), 310-867-0670
smahoney@purebiofuels.com
or ICR, Inc. (Investor Relations)
Ina McGuinness, 310-954-1100